Exhibit 99.20

CONSENT OF DIRECTOR NOMINEE

I consent to the use of my name as a Director Nominee in the Registration Statement, including in the section thereof entitled “Directors and Management of New PubCo Following the Transactions,” filed by IE PubCo Inc. on Form S-4 and each related Prospectus and each further amendments or supplements thereto.

Dated: October 8, 2021

/s/ Karen J. Simon
Name: Karen J. Simon